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EXHIBIT 4.1

                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into this 1st day of June, 2001 between Pacific Health Laboratories Inc., a Delaware corporation ("Pacific") and Glaxo Wellcome International B.V., a limited liability company organized under the laws of The Netherlands (the "Investor").

         Background. Concurrently with the execution of this Agreement, Pacific and SmithKline Beecham plc ("GSK"), an affiliate of the Investor, have entered into a license agreement (the "License Agreement") pursuant to which Pacific has granted GSK a license to develop and commercialize certain products in the field of appetite suppression, meal replacement, weight loss and/or weight management under certain of Pacific's patents and know-how. In connection with execution of the License Agreement, the Investor has agreed to purchase shares of common stock, par value US$.0025 of Pacific ("Pacific Common Stock") on the terms set forth in this Agreement.

         In consideration of the mutual promises, covenants and conditions set forth below, the parties intending to be legally bound agree as follows:

         1. Purchase and Sale of Shares. (a) Subject to the terms and conditions of this Agreement, Pacific shall issue and sell and the Investor shall purchase such number of shares of Pacific Common Stock (the "Shares") as is determined by dividing US$1,500,000 by the Share Price (as defined in Section 1(b) below). The consideration paid for issuance of the Shares is US$1,500,000 to be paid at the Closing (as defined in Section 1(c) below).

             (b) The "Share Price" shall be equal to the greater of (i) $1.50 and (ii) the average closing price for Pacific Common Stock on the NASD Small Cap Market system as reported in the Wall Street Journal for the ten (10) trading days immediately prior to the date of this Agreement.

             (c) The closing for the purchase and sale of the Shares shall take place at One Franklin Plaza, Philadelphia, Pennsylvania, by the close of business on the date of this Agreement or at such other time or place as may be agreed to by Pacific and the Investor (the "Closing").

             (d) At the Closing Pacific will deliver to the Investor the Shares, duly registered in the name of the Investor against payment in full of the purchase price for the Shares by wire transfer of funds made payable to the order of Pacific in the amount of US$1,500,000.

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         2. Conditions to the Investor's Obligations. The obligation of the
Investor to purchase and pay for the Shares at the Closing shall be subject to the satisfaction of each of the following conditions precedent, any one or more of which may be waived by the Investor:

             (a) Representations and Warranties. Each of the representations and warranties of Pacific set forth in Section 3 shall be true and correct as if made on the date of the Closing, and Pacific shall have delivered to the Investor a certificate of the chief executive officer and the chief financial officer of Pacific dated as of the applicable date to such effect.

             (b) Opinion of Counsel to Pacific. Pacific shall have delivered to the Investor a favorable opinion of counsel to Pacific, dated as of the date of the Initial Closing, substantially in the form set forth in Exhibit A attached to this Agreement.

             (c) Corporate Documents. Pacific shall have furnished the Investor with (i) a copy of all charter documents of Pacific certified by the Secretary of State of Delaware; a certified copy of the resolutions of the Board of Directors and, if required, the shareholders of Pacific evidencing approval of this Agreement, the issuance of the Shares and all other matters contemplated hereby; (ii) a certified copy of the Bylaws of Pacific and (iii) certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the issuance of the Shares.

             (d) Incumbency. Pacific shall have furnished the Investor a certificate of the Secretary or an Assistant Secretary of Pacific, dated as of the date of the Closing which shall certify the names of the officers of Pacific authorized to sign this Agreement and the other documents or certificates to be delivered pursuant to this Agreement by Pacific or any of its officers, together with the true specimen signatures of such officers.

             (e) Consents and Approvals. Pacific shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, authorize and reserve the appropriate shares of Pacific Common Stock for issuance at the Closing and to carry out the transactions contemplated hereby, and all such consents and waivers shall be in full force and effect. All corporate and governmental filings necessary to effectuate the terms of this Agreement and the issuance of the Shares shall have been made or taken.

         3. Representations and Warranties of Pacific. Except as set forth on the Schedule of Exceptions attached hereto as Exhibit B, Pacific hereby represents and warrants to the Investor as follows:

             (a) Organization and Standing of Pacific. Pacific is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. Pacific is duly qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such qualification necessary, except where the failure to be so qualified does not have a material adverse effect on Pacific's financial condition, business operations or property.

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             (b) Corporate Action. This Agreement and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of Pacific, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and the issuance of the Shares have been duly authorized by all necessary corporate actions of Pacific. The issuance of the Shares will not require any further corporate action and will not be subject to preemptive or other preferential rights or similar statutory or contractual rights either arising pursuant to any agreement or instrument to which Pacific is a party or which are otherwise binding on Pacific. The Shares when issued under this Agreement shall be duly authorized, validly issued, fully paid and nonassessable.

             (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, under any applicable laws, rules or regulations presently in effect in the United States, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by Pacific of the Shares or for the performance by Pacific of its obligations under this Agreement except for filings under applicable securities laws which will be made within the prescribed periods.

             (d) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of Pacific, threatened against Pacific materially and adversely affecting execution and delivery of this Agreement or the performance by Pacific of its obligations under this Agreement.

             (e) Registration Rights. Except as set forth in Exhibit B, no person has demand or other rights to cause Pacific to file any registration statement under the U.S. Securities Act of 1933, as amended (the "Securities Act"), relating to any securities of Pacific or any rights to participate in any such registration statement.

             (f) Public Information; Absence of Material Adverse Change. The information contained in the reports (the "Reports") filed by Pacific pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the date thereof, did not misrepresent a material fact or omit to state any material fact required to be stated therein, Since the date of the most recent Report, there has been no material adverse change to Pacific's business, assets or financial condition or prospects.

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             (g) Subsidiaries; Charter Documents. Except as set forth in Exhibit
B, Pacific has no subsidiaries and does not otherwise directly or indirectly control any other business entity. Pacific has furnished the Investor with certified copies of its Certificate of Incorporation and Bylaws, together with any amendments thereto as of the date hereof.

         4. Representations and Warranties of the Investor. hereby represents and warrants to the Investor as follows:

             (a) Organization and Standing of the Investor. The Investor is a duly organized and validly existing corporation in good standing under the laws of [The Netherlands] and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.

             (b) Corporate Action. This Agreement and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of the Investor, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and execution and delivery of any other agreements an instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action.

             (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the performance by the Investor of its obligations under this Agreement.

             (d) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Investor, threatened against the Investor affecting execution and delivery of this Agreement or the performance by the Investor of its obligations under this Agreement.

             (e) Investment Representations. The Investor represents that:

                 (i) The Investor is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Shares. It has sufficient knowledge and experience in investing in companies similar to Pacific in terms of Pacific's stage of development so as to be able to evaluate the risks and merits of its investment in Pacific and it is able financially to bear the risks thereof.

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                 (ii) The Investor is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares have not been registered under the Securities Act by reason of an exemption of the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

                 (iii) The Investor acknowledges that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

                 (iv) The Investor is an "Institutional Investor" within the meaning of Section 203(c) of the Pennsylvania Securities Act and Section 102.111 of the Regulations of the Pennsylvania Securities Commission issued pursuant thereto.

         5. Covenants of Pacific. Without limiting any other covenants and provisions hereof, Pacific covenants and agrees that it will perform and observe the following covenants and provisions:

             (a) Board Representation. Following the Closing, Investor shall be entitled to designate a nominee to Pacific's Board of Directors. As soon as practiable after Investor has designated a nominee to the Board of Directors of Pacific, Pacific shall take such action as may be necessary to appoint such nominee to the Board of Directors of Pacific. Thereafter, as long as the Investor or its affiliates, in the aggregate, own shares constituting at least 10% of the outstanding Pacific Common Stock, Pacific shall take such actions as may be necessary to cause a slate of Directors presented to the shareholders of Pacific for election to the Board at any annual or other meeting to consist of such nominees that, if elected would result in a Board that includes an individual designated by the Investor. Pacific shall not be required to appoint any particular individual nominated by Investor, or to present in its slate of Directors any particular individual, if the Board of Directors, reasonably and in good faith, believes that the election or nomination of such individual would violate the Board's fiduciary duty or lead to the disparagement of the Board or Pacific.

             (b) Current Information. During any period that a sale of the Shares by the Investor may only be accomplished by compliance with Rule 144 under the Securities Act, Pacific shall assure that it meets the current public information requirements of Rule 144.

         6. Registration Rights.

             (a) Restrictive Legend. (i) Each certificate representing the Shares shall, except as otherwise provided in this Section 6(a)(i) or in Section 6(a)(ii), be stamped or otherwise imprinted with legends substantially in the following form:

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                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
           REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

                 (ii) Pacific shall, at the request of the Investor (or any affiliate of Investor to which any of the Shares may have been transferred as contemplated by Section 6(b)), remove from each certificate evidencing the Shares the legend described in Section 6(a)(i) if in the opinion of counsel satisfactory to Pacific the securities evidenced thereby may be publicly sold without registration under the Securities Act.

             (b) Notice of Proposed Transfer. Prior to any proposed transfer of any Shares, the holder thereof shall give written notice to Pacific of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by Pacific, shall be accompanied by an opinion of counsel satisfactory to Pacific to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the holder of such Shares shall be entitled to transfer such Shares in accordance with the terms of its notice, subject in any event to the restrictions in this Section 6; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership) or to an affiliated corporation (in the case of a transferor that is a corporation). Each certificate for Shares transferred as above provided shall bear the legend set forth in Section 6(a)(i), except that such certificate shall not bear such legend if (x) such transfer is in accordance with the provisions of Rule 144 of the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (y) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of Pacific) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 6(b) shall not apply to securities that are not required to bear the legend prescribed by Section 6(a)(i) in accordance with the provisions of Section 6(a).

             (c) Incidental Registration. (i) Subject to Section 6(g), if at any time Pacific determines that it shall file a registration statement under the Securities Act for the registration of Pacific Common Stock (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to Pacific's existing stockholders) on any form that would also permit the registration of the Shares and such filing is to be on its behalf or on behalf of selling holders of its securities for the general registration of Pacific Common Stock to be sold for cash, Pacific shall each such time promptly give the Investor written notice of such determination setting forth the date on which Pacific proposes to file such registration statement, which date shall be no earlier than 15 days from the date of such notice, and advising the Investor of its right to have Shares included in such registration. Upon the written request of any holder of the Shares received by Pacific no later than 15 days after the date of the Pacific's notice, Pacific shall use all reasonable efforts to cause to be registered under the Securities Act all of the Shares that each such holder has so requested to be registered.

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                 (ii) If, in the written opinion of the managing underwriter
(or, in the case of a non-underwritten offering, in the written opinion of Pacific), the total amount of such securities to be so registered, including such Shares, will exceed the maximum amount of Pacific's securities which can be marketed (x) at a price reasonably related to the then current market value of such securities, or (y) without otherwise materially and adversely affecting the entire offering, then Pacific shall be entitled to reduce the number of shares of Pacific Common Stock to be sold in such offering by the holders and any other stockholder of Pacific hereafter granted incidental registration rights in proportion (as nearly as practicable) to the amount of Pacific Common Stock requested to be included by each holder of Shares and each other stockholder at the time of filing the registration statement.

             (d) Obligations of Pacific. Whenever required under Section 6(c) to use all reasonable efforts to effect the registration of any Shares, Pacific shall, as expeditiously as possible:

                 (i) prepare and file with the U.S. Securities and Exchange Commission (the "Commission") a registration statement with respect to such Shares, and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter; provided that Pacific shall not be required to keep any registration statement effective more than 120 days;

                 (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all shares of Pacific Common Stock covered by such registration statement and as may be necessary to keep such registration statement effective for a reasonable period not to exceed 120 days and promptly notify the holders of any Shares covered by the registration statement of any stop order issued or, to Pacific's knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

                 (iii) furnish to the holders of Shares covered by the registration statement such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act any exhibits filed therewith and such other documents and information as they may reasonably request;

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                 (iv) use all reasonable efforts to register or qualify the
Shares covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Shares covered by the registration statement; provided, however, that Pacific shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 6(d)(iv) be obligated to do so; and provided, further, that Pacific shall not be required to qualify such Shares in any jurisdiction in which the securities regulatory authority requires that any holder submit any Shares to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell shares of Pacific Common Stock covered by the registration statement in such jurisdiction unless such holder agrees to do so;

                 (v) promptly notify each holder for whom such Shares are covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event Pacific shall give such notice, Pacific shall extend the period during which such registration statement shall be maintained effective as provided in
Section 6(d)(i) by the number of days during the period from and including the date of the giving of such notice to the date when Pacific shall make available to the holders such supplemented or amended prospectus;

                 (vi) furnish, at the request of any holder requesting registration of Shares pursuant to Sections 6(c), if the method of distribution is by means of an underwriting, on the date that the Shares are delivered to the underwriters for sale pursuant to such registration, or if such Shares are not being sold through underwriters, on the date that the registration statement with respect to such Shares becomes effective, (x) a signed opinion, dated such date, of the independent legal counsel representing Pacific for the purpose of such registration, addressed to the underwriters, if any, and if such Shares are not being sold through underwriters, then to the holders making such request, as to such matters as such underwriters or the holders holding a majority of the Pacific Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (y) letters dated such date and the date the offering is priced from the independent certified public accountants of Pacific, addressed to the underwriters, if any, and if such Shares not being sold through underwriters, then to the holders making such request and, if such accountants refuse to deliver such letters to such holders, then to Pacific (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the

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opinion of such accountants, the financial statements and other financial data of Pacific included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the holders holding a majority of the Pacific Common Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

                 (vii) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Shares to be so included in the registration statement;

                 (viii) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

                 (ix) use all reasonable efforts to list the Shares covered by such registration statement with any securities exchange on which Pacific Common Stock is then listed.

For purposes of Sections 6(d)(i) and 6(d)(ii), the period of distribution of Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Shares in any other registration shall be deemed to extend until the earlier of the sale of all Pacific Common Stock covered thereby and 120 days after the effective date thereof.

             (e) Furnish Information. It shall be a condition precedent to the obligations of Pacific to take any action pursuant to this Agreement that the holders of the Shares shall furnish to Pacific such information regarding themselves, the Shares held by them, and the intended method of disposition of such securities as Pacific shall reasonably request and as shall be required in connection with the action to be taken by Pacific.

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             (f) Expenses of Registration. All expenses incurred in connection with each registration pursuant to Sections 6(c) of this Agreement, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and the fees and disbursements of counsel for Pacific, shall be paid by Pacific. The holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account and the fees and disbursements of their counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

             (g) Underwriting Requirements. In connection with any underwritten offering, Pacific shall not be required under Section 6(c) to include Shares in such underwritten offering unless the holders of such Shares accept the terms of the underwriting of such offering that have been reasonably agreed upon between Pacific and the underwriters.

             (h) Indemnification. In the event any Shares are included in a registration statement under this Agreement:

                 (i) Pacific shall indemnify and hold harmless each holder, such holder's directors and officers, each person who participates in the offering of such Shares, including underwriters (as defined in the Securities Act), and each person, if any, who controls such holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such holder, such holder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6(h) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Pacific; provided, further, that Pacific shall not be liable to any holder, such holder's directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such holder, such holder's directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such holder, such holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such holder.

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                 (ii) Each holder requesting or joining in a registration
severally and not jointly shall indemnify and hold harmless Pacific, each of its directors and officers, each person, if any, who controls Pacific within the meaning of the Securities Act, and each agent and any underwriter for Pacific (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which Pacific or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such holder expressly for use in connection with such registration; and each such holder shall reimburse any legal or other expenses reasonably incurred by Pacific or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6(h)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such holder, and provided, further, that the liability of each holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such holder from the sale of Shares covered by such registration statement.

                 (iii) Promptly after receipt by an indemnified party under this
Section 6(h) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 6(h), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless
(x) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party and counsel would have a conflict as a consequence of such different or additional defenses, (y) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (z) in the reasonable opinion of such indemnified party representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees

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and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 6(h), unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

                 (iv) (A) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                     (B) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(h) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 (i) Lockup. Each holder shall, in connection with any registration of Shares, upon the request of Pacific or the underwriters managing any underwritten offering of Pacific Common Stock, agree in writing not to effect any sale, disposition or distribution of any Shares (other than that included in the registration) without the prior written consent of Pacific or such underwriters, as the case may be, for such period of time from 30 days prior to the effective date of such registration as the Company or the underwriters may specify; provided, however, that (x) all executive officers and directors of Pacific shall also have agreed not to effect any sale, disposition or distribution of any Pacific Common Stock under the circumstances and pursuant to the terms set forth in this Section 6(i) and (y) in no event shall the holders be required to not effect any sale, disposition or distribution for longer than 180 days after the registration statement becomes effective. The obligations under this Section 6(i) shall terminate on the second anniversary of the date of this Agreement.

         7. Miscellaneous.

             (a) No Waiver; Cumulative Remedies. No failure or delay on the part of the Investor or Pacific in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             (b) Amendments, Waivers and Consents. Except as otherwise expressly provided in this Agreement, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, so long as the parties so agree in writing. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only to the extent expressly set forth therein.

             (c) Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or telecopied or delivered to the applicable party at the addresses indicated below:

           If to Pacific:

                Pacific Health Laboratories Inc.
                1480 Route 9 North, Suite 204
                Woodbridge, NJ  07095
           with a copy to:

                Gary A. Miller, Esquire
                Eckert Seamans Chein & Mellott, LLC
                1515 Market Street, 9th Floor
                Philadelphia, PA  19103

           If to the Investor:

                Glaxo Wellcome International B.V.
                Huis ter Heideweg 62
                P.O. Box 780
                Zeist 3700 AT
                Netherlands

           with copies to:

                Dr. James M. Hand
                GlaxoSmithKline Consumer Healthcare
                Business Development
                One Franklin Plaza (FP1370)
                Philadelphia, PA  19102

                and

                Donald F. Parman, Esquire
                GlaxoSmithKline
                One Franklin Plaza (FP2355)
                Philadelphia, PA  19102

Either party may change its address by written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or telecopied or telegraphed, respectively, be effective when received or when delivery is refused.

             (d) Costs, Expenses and Taxes. Each party shall bear its own costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Shares and other instruments and documents to be delivered hereunder. Pacific shall pay any and all stamp and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement the Shares and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Investor harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

             (e) Agents or Brokers. Each party represents and warrants to the other that it has incurred no liabilities for any brokerage commission, finders' fees or the like in connection with the purchase and sale transactions described in this Agreement. Pacific hereby agrees to indemnify and hold the Investor harmless against and in respect of any claim for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby which may arise as a result of any actions taken by or on behalf of Pacific. The Investor hereby agrees to indemnify and hold Pacific harmless against and in respect of any claim for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby which may arise as a result of any actions taken by or on behalf of the Investor.

             (f) Binding Effect; Assignment. Except as otherwise specifically provided for herein, this Agreement shall be binding upon and inure to the benefit of Pacific, the Investor and their respective successors and assigns.

             (g) Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution and delivery hereof.

             (h) Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the specific subject matter hereof.

             (i) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

             (j) Public Disclosure. No public announcement or other disclosure to third parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure at least three (3) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

             (k) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflict of laws.

             (l) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

             (m) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

           IN WITNESS WHEREOF, Pacific and the Investor have caused this Agreement to be executed by their respective representatives thereunto duly authorized, on the date first above written.

                        Pacific Health Laboratories Inc.



                        By: /s/
                           ---------------------------------


                        Glaxo Wellcome International B.V.



                        By: /s/
                           ---------------------------------